Exhibit 10.25

AMENDMENT TO ASSIGNMENT AGREEMENT

This Amendment to Assignment Agreement (the “Amendment”) is entered into effective as of June 15, 2016, by and between ACLARIS THERAPEUTICS, INC., a Delaware corporation, having an address of 101 Lindenwood Drive, Suite 400, Malvern, Pennsylvania 19355 (“Assignee”), and MICKEY J. MILLER, II, of 5757 Preston View Blvd, Appt. #130, Dallas, Texas 75240, as Personal Representative of the estate of Mickey J. Miller (“Miller Estate”).

RECITALS:

A. Assignee and Miller Estate have entered into that certain Assignment Agreement having an effective date of August 20, 2012, (the “Agreement”), which provides for the assignment and conveyance from Miller Estate to Assignee of certain personal property described in the Agreement, including the Transferred Patents and Transferred Know-How.

B. The probate court having jurisdiction has determined that Mickey J. Miller II and Mickey Lyon are the sole heirs of Mickey J. Miller I and his estate.

C.The Agreement provides in Section 10.5 that Assignee’s sole responsibility with respect to each payment due under the Agreement is to make that payment to Miller Estate in accordance with the Agreement, or if the estate has been closed, then to Mickey J. Miller II or the single legal entity designated by him in writing under the next paragraph.  Section 10.5 further provides that Assignee shall not be required to split payments among different heirs nor to deal with more than one representative of Miller Estate and/or designee for receipt of payment if the estate has been closed.

D.Pursuant to that certain Final Order Changing the Name of an Adult filed in the District Court of Travis County, Texas, on February 18, 2015, in Cause Number D-1-FM-15-000946 (a copy of which is attached to this amendment), Mickey Lyon’s name has been changed from Mickey Joe Lyon to Mickey Lyon Jamail.

E.The parties now wish to amend and supplement the Agreement as provided in this Amendment.

AGREEMENTS:

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignee and Miller Estate agree as follows:

1)         Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Agreement.

2)         The second and third paragraphs of Section 10.5 of the Agreement are hereby deleted in their entirety and the following two paragraphs are hereby substituted therefor:

It is understood and agreed that Miller Estate may divide the proceeds due to it under this Agreement amongst the heirs to the estate, and commit to the heirs to do so as regards future payments.  It may distribute to the heirs or enter into written agreements with the heirs for the distribution of such proceeds, and the heirs may further transfer or assign their rights to such proceeds.  Any such written agreement or activity shall not be considered in breach of and is hereby explicitly allowed under this Section 10.5.  It is further understood and agreed that whatever the distribution between the Miller Estate and the heirs, Assignee’s sole responsibility with respect to each payment due is to make that payment to Miller Estate in accordance with this Agreement, or if the estate has been closed, then to Mickey J. Miller II or the single legal entity designated by him in writing under the next paragraph, or if Mickey J. Miller II has requested that split payments be made to the heirs, then to such heirs as designated by him in writing under the next paragraph.  Except as set forth otherwise in the next paragraph, Assignee shall not be required to split payments among different heirs nor to deal with more than one representative of Miller Estate and/or designee for receipt of payment if the estate has been closed.

It is understood and agreed that during the term of this Agreement the estate of Mickey J. Miller I is likely to be closed because probate will not remain open over the life of this Agreement.  If the Miller Estate is closed prior to any payment coming due under this Agreement, then notwithstanding anything express or implied in this Agreement, after the date that the Miller Estate is closed, Assignee shall make all subsequent payments that would have been due to Miller Estate, instead, to Mickey J. Miller II in his personal capacity, or to such other single legal entity as may be specified by Mickey J. Miller II in writing no later than ten (10) Business Days prior to the payment due date.  As among the Parties and the heirs of the Miller Estate, it shall be Mickey J. Miller II’s responsibility to distribute payments to any and all heirs of the estate and/or their successors, or, in the case that Mickey J. Miller II has designated a different single legal entity to receive payment, it shall be that entity’s responsibility to do so.  Notwithstanding the foregoing, Assignee acknowledges and agrees that Mickey J. Miller II may designate in writing, before or after the Miller Estate is closed and no later than ten (10) Business Days prior to the payment due date, that Assignee split subsequent payment(s) and make them to each of the heirs of the Miller Estate (i.e., to Mickey J. Miller II and Mickey Lyon Jamail formerly known as Mickey Lyon) in equal percentages; and in the event of such written designation, Assignee will do so.  Except as set forth in this paragraph, Assignee shall have no responsibility whatsoever to the heirs, nor to their successors, and Assignee’s sole responsibility is to make payment to Miller Estate, Mickey J. Miller II, or the single legal entity designated in writing by him to receive payment as provided for above, or to make the split payments to the heirs designated in writing by him to receive payment as provided for above, as applicable.

3)         Except as amended by this Amendment, all provisions of the Agreement as originally written shall remain in full force and effect.  This Amendment may be executed simultaneously or in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties thereto have executed this Amendment as of the day and year first above written.

Aclaris Therapeutics, Inc		Miller Estate

By:	/s/ Neal Walker	By:	/s/ Mickey J. Miller, II

Name:	Neal Walker	Name:	Mickey J. Miller, II

Title:	President and CEO	Title:	Personal Representative

Date:	6/15/16	Date:	6/1/16